                                                                   EXHIBIT  7.2

       THE UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
             DIGITAL GENERATION SYSTEMS, INC. AND MEDIATECH, INC.


The unaudited condensed pro forma combined financial statements give effect to the transactions described in Item 2, the "Mediatech Acquisition" and the "Preferred Stock Purchase Agreement" as well as the effect of the acquisition of PDR Productions, Inc., ("PDR") which the Company completed on November 11, 1996 (see also the Company's Form 8-K/A filed January 21, 1997) under the purchase method of accounting. The condensed pro forma combined balance sheet assumes the Mediatech Acquisition and the Preferred Stock Purchase Agreement were completed on June 30, 1997 and combines the registrant's unaudited balance sheet with Mediatech's unaudited balance sheet at that date as well as the net proceeds of the Preferred Stock Purchase Agreement. The condensed pro forma combined statements of operations assume that the Mediatech acquisition took place as of the beginning of the periods presented and combine the registrant's statement of operations for the year ended December 31, 1996, the pro forma impact of the registrant's PDR Acquisition for the year ended December 31, 1996, and the registrant's unaudited statement of operations for the six months ended June 30, 1997 with the statement of operations of Mediatech for the fiscal year ended March 31, 1997 and the unaudited statement of operations of Mediatech for the six calendar months ended June 30, 1997.

The condensed pro forma information is presented for illustrative purposes only and is not necessarily indicative of operating results or financial position that would have occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

The condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes of DG Systems, which were previously reported in the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the six months ended June 30, 1997, and the audited combined financial statements of Mediatech, Inc. and Starcom Television Services, Inc. for the years ended March 31, 1997 and 1996 and the unaudited combined financial statements of Mediatech, Inc. and Starcom Television Services, Inc. for the three months ended June 30, 1997 and 1996.

              DIGITAL GENERATION SYSTEMS, INC. AND MEDIATECH, INC.
                   CONDENSED PRO FORMA COMBINED BALANCE SHEETS
                                  JUNE 30, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                    HISTORICAL
                                                   CONSOLIDATED  HISTORICAL PRO FORMA       PRO FORMA
                                                   DG SYSTEMS(a) MEDIATECH  ADJUSTMENTS     COMBINED
                                                     --------    --------    --------       --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                          $  9,231    $      -    $(14,289)(b)   $  8,990
                                                                               14,048 (g)
  Short-term investments                                5,947           -                      5,947
  Accounts receivable, net                              3,890       5,451                      9,341
  Prepaid expenses and other                              382         430                        812
                                                     --------    --------    --------       --------
    Total current assets                               19,450       5,881        (241)        25,090
                                                     --------    --------    --------       --------

PROPERTY AND EQUIPMENT, at cost:
Network equipment                                      21,169      13,351      (3,428)(f)     28,929
                                                                               (2,163)(e)
  Office furniture and equipment                        2,301         125        (118)(f)      2,308
  Leasehold improvements                                  386         347        (178)(f)        555
                                                     --------    --------    --------       --------
                                                       23,856      13,823      (5,887)        31,792
  Less - Accumulated depreciation and amortization    (11,309)     (3,724)      3,724 (f)    (11,309)
                                                     --------    --------    --------       --------

    Property and equipment, net                        12,547      10,099      (2,163)        20,483
                                                     --------    --------    --------       --------


GOODWILL AND OTHER ASSETS, net                          8,446       3,152      13,751 (f)     25,349
                                                     --------    --------    --------       --------
                                                     $ 40,443    $ 19,132    $ 11,347       $ 70,922
                                                     ========    ========    ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                   $    921    $  3,701   $               $  4,622
  Accrued liabilities                                   2,397         445                      2,842
  Lines of credit                                                   2,893                      2,893
  Note payable from PDR acquisition                     2,500           -                      2,500
  Current portion of long-term debt                     5,166         954       1,401 (c)      7,521
                                                     --------    --------    --------       --------
    Total current liabilities                          10,984       7,993       1,401         20,378
                                                     --------    --------    --------       --------
LONG-TERM DEBT, net of current portion                  9,067       2,082       3,049 (c)     14,198
                                                     --------    --------    --------       --------

SHAREHOLDERS' EQUITY:
  Convertible preferred stock                                                  14,048 (g)     14,048
  Common stock                                         55,188      15,804     (15,804)(f)     57,094
                                                                                1,906 (d)
  Receivable from issuance of common stock               (175)          -                       (175)
  Accumulated deficit                                 (34,621)     (6,747)      6,747        (34,621)
                                                     --------    --------    --------       --------
    Total shareholders' equity                         20,392       9,057       6,897         36,346
                                                     --------    --------    --------       --------
                                                     $ 40,443    $ 19,132    $ 11,347       $ 70,922
                                                     ========    ========    ========       ========


See accompanying notes to the condensed pro forma combined financial statements.

              DIGITAL GENERATION SYSTEMS, INC. AND MEDIATECH, INC.
              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                               HISTORICAL
                              CONSOLIDATED  HISTORICAL  PRO FORMA      PRO FORMA
                              DG SYSTEMS(a) MEDIATECH  ADJUSTMENTS     COMBINED
                                --------    --------    --------       --------
REVENUES                        $ 10,011    $ 11,946         $ -       $ 21,957
                                --------    --------    --------       --------

COSTS AND EXPENSES:
  Delivery and material costs      3,288       5,949                      9,237
  Customer operations              4,239       4,030                      8,269
  Sales and marketing              2,141         514                      2,655
  Research and development         1,268         111                      1,379
  General and administrative       1,241         678                      1,919
  Depreciation and amortization    3,733       1,297         336 (i)      5,366
  Restructuring expense                          323                        323

                                --------    --------    --------       --------
    Total expenses                15,910      12,902         336         29,148

                                --------    --------    --------       --------
INCOME/(LOSS) FROM OPERATIONS     (5,899)       (956)       (336)        (7,191)

OTHER INCOME (EXPENSE):
  Other income                         -          71                         71
  Interest income                    466           -                        466
  Interest expense                (1,064)       (287)       (131)(h)     (1,482)

                                --------    --------    --------       --------
NET INCOME (LOSS)               $ (6,497)   $ (1,172)   $   (467)      $ (8,136)
                                ========    ========    ========       ========

NET LOSS PER SHARE              $  (0.55)                              $  (0.69)
                                ========                               ========

WEIGHTED AVERAGE
COMMON AND COMMON
EQUIVALENT SHARES                 11,710                                 11,710
                                ========                               ========

      See notes to the condensed pro forma combined financial statements.

   DIGITAL GENERATION SYSTEMS, INC., PDR PRODUCTIONS, INC. AND MEDIATECH, INC.
              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                           HISTORICAL
                                            PDR AND      PRO FORMA
                               HISTORICAL   PRO FORMA   CONSOLIDATED    HISTORICAL     PRO FORMA     PRO FORMA
                               DG SYSTEMS  ADJUSTMENTS   DG SYSTEMS      MEDIATECH    ADJUSTMENTS     COMBINED
                                --------    --------       --------       --------    ---------      --------
REVENUES                        $ 10,523    $  6,409       $ 16,932       $ 23,341     $             $ 40,273
                                --------    --------       --------       --------     -------       --------

COSTS AND EXPENSES:
  Delivery and material costs      3,084       1,584          4,668         10,532                     15,200
  Customer operations              4,164       3,141          7,305          8,358                     15,663
  Sales and marketing              3,998         449          4,447          1,205                      5,652
  Research and development         2,092          --          2,092            755                      2,847
  General and administrative       1,677         975          2,652          1,717                      4,369
  Depreciation and amortization    4,331         179          4,510          2,673         574(i)       7,757
                                                 365(j)         365                                       365
  Write down of goodwill                                                     2,500      (2,500)(l)         --
  Restructuring charges                                                        323                        323
                                --------    --------       --------       --------     -------       --------
    Total expenses                19,346       6,693         26,039         28,063      (1,926)        52,176
                                --------    --------       --------       --------     -------       --------
INCOME/(LOSS) FROM OPERATIONS     (8,823)       (284)        (9,107)        (4,722)      1,926        (11,903)


OTHER INCOME (EXPENSE):
  Other Income                        --          --             --            263                        263
  Interest income                  1,422        (383)(k)      1,039             --                      1,039
  Interest expense                (1,726)         --         (1,726)          (444)       (349)(h)     (2,519)
                                --------    --------       --------       --------    --------       --------
NET INCOME (LOSS) BEFORE TAX      (9,127)       (667)        (9,794)        (4,903)      1,577        (13,120)

INCOME TAX BENEFIT                    --          --             --             61          --             61

                                --------    --------       --------       --------    --------       --------
NET INCOME                      $ (9,127)   $   (667)      $ (9,794)      $ (4,842)   $  1,577       $(13,059)
                                ========    ========       ========       ========     =======       ========



NET LOSS PER SHARE              $  (0.79)                  $  (0.84)                                $  (1.13)
                                ========                   ========                                  ========


WEIGHTED AVERAGE
COMMON AND COMMON
EQUIVALENT SHARES                 11,594                     11,594                                   11,594
                                ========                   ========                                  ========

See accompanying notes to the condensed pro forma combined financial statements.

               DIGITAL GENERATION SYSTEMS INC. AND MEDIATECH, INC. NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS


(a) Historical Consolidated DG Systems balances and operating results for the period ended June 30, 1997 include the balances and the operating results of PDR Productions, Inc.

(b) Represents cash used to fund the Mediatech Acquisition payment, which aggregated approximately $14 million plus and an additional $300,000 for deal costs, primarily legal and other professional fees.

(c) Represents promissory notes issued for the Mediatech purchase. The $2.2 million Company Note is payable in equal quarterly installments of $150,000 beginning 10/1/97. The $2.2 million Baur Note has an initial payment of $350,000 due July 30, 1997 and subsequent quarterly installments of $200,000 beginning January 1, 1998.

(d) Represents the value of common stock issued to IndeNet in connection with the Mediatech purchase (324,355 shares at $5.85 per share).

(e) Approximately $2.2 million of fixed assets related to Mediatech's entry into the electronic distribution market are to be written off based on the Company's determination that such assets had no realizable value due to DG Systems' existing network structure.

(f) Estimated valuation adjustments, including reversal of the Historical Mediatech Goodwill balance, resulting from the preliminary allocation of the purchase price and the elimination of stockholders' equity. The aggregate purchase price (including acquisition costs and assumed debt) is estimated to be approximately $25.8 million.

(g) Represents the net proceeds of the Stock Purchase Agreement. A total of 4,950,495 shares at $3.535 per share were issued, less 14% of the gross proceeds which remains in escrow contingent upon the the Company meeting certain sales and performance goals by December 31, 1997. Proceeds are also net of broker fees of approximately $900,000 and legal fees of approximately $100,000.

(h) Interest expense associated with the Company Note ($2.2 million at 9% per annum) and the Baur Note ($2.2 million at 9% per annum) for the purchase of Mediatech.

(i) Estimated net increase in amortization of the excess of cost over fair value of Mediatech's net assets acquired assuming the acquisition had taken place on the first day of the fiscal year period presented. Excess of cost over fair value of net assets acquired is being amortized by the straight-line method over twenty years.

(j) Estimated amortization of the excess of cost over fair value of net assets acquired of PDR assuming the acquisition had taken place on the first day of the fiscal year period presented. Excess of cost over fair value of net assets acquired is being amortized by the straight-line method over twenty years.

(k) Reduction of interest income due to the use of cash to fund the acquisition of PDR.

(l) Reversal of valuation adjustment recorded based on assessment of realizability prior to the acquisition of Mediatech by DG Systems.

             In the future, Mediatech and PDR will be subject to approximately the same income tax rates as DG Systems.